Exhibit 99.2

 FiberCore Adds 'Take or Pay' Provision to $28 Million South American Contract

CHARLTON, Mass., Aug. 23 /PRNewswire/ -- FiberCore, Inc. (Nasdaq: FBCE - news), a leading manufacturer and global supplier of optical fiber and preform for the telecommunications and data communications markets, today announced that it has revised the terms of an existing $28 million supply contract with one of Brazil's leading multi-national cable manufacturers. The main feature of the revision is the addition of a 30% "take or pay" provision.

Commenting on the contract change, Bob Sebesto, Vice President of Global Sales and Marketing said, "Even with the slowdown in the Brazilian market, our customers continue to rely on us as a long-term supplier and are willing to back up their commitments with guarantees. To compensate for the regional softness, we have recently increased exports from our Brazilian facility. We have also begun manufacturing multimode fiber in Brazil to augment our German facility's sold-out capacity position to help meet increased global demand."

FiberCore, Inc. develops, manufactures, and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems, to help guarantee high bandwidths and to suit the needs of MAN (metropolitan area networks), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.
For more information about the company, its products, or shareholder information please visit our Website at: http://www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com ; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.